Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc. Gary Henry, Chief Executive Officer (503) 643-9500
Ashton Partners Jason Golz (Investors) (415) 293-4411

METRO ONE ANNOUNCES APPOINTMENT OF RICHARD B. KELLER II TO BOARD OF DIRECTORS AND TO AUDIT COMMITTEE, SATISFYING NASDAQ CONTINUED LISTING REQUIREMENTS

PORTLAND, Oregon – Metro One Telecommunications, Inc. (Nasdaq: INFO) announced that on November 30, 2007 its Board has appointed Richard B. Keller II to fill a vacancy in its Board of Directors and in its Audit Committee.  Mr. Keller will serve as a Class II Director and will serve until the next annual meeting of shareholders and until a successor is duly elected and qualified.

Mr. Keller is President of Officers Row Capital, LLC, a venture capital firm focused on energy and wireless telecommunications.  He serves as the Chairman of the Board of Pacific West Energy, LLC, a privately held integrated energy production and marketing company.  Mr. Keller is a trustee of the foundations of Emanuel, Emanuel Children’s and Good Samaritan Hospitals and also serves as trustee of the Vancouver National Historic Reserve Trust.  He further serves as a director and executive committee member of the Oregon Symphony and as a board member of the Business Advisory Council to the Portland State University Graduate School of Business.  Mr. Keller has a Bachelor of Arts degree from Stanford University.

“The Board welcomes Richard, and we look forward to his help in taking Metro One to the next level,” commented Ken Peterson, the Company’s Chairman and largest shareholder.  Peterson continued, “His understanding of business and finance will be useful as we evaluate our strategic options.”

Gary Henry, President and Chief Executive Officer added, “It is clear that Richard’s experience and keen analytical abilities will assist the Board and the Company’s management team as we address the market challenges now before us.”

Based upon information concerning Mr. Keller’s appointment to the Board and to the Audit Committee provided by the Company, the staff of The Nasdaq Stock Market has notified the Company that the Staff has determined the Company now is in compliance with the continued listing requirements of The Nasdaq Capital Market.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services.  The Company operates call centers located in the United States.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.